Exhibit 17.4

April 19, 2007

NBOG Bancorporation, Inc.
807 Dorsey Street
Gainesville, GA 30501
Attn: Secretary

         Re:   Resignation from the Board of Directors of NBOG Bancorporation, Inc.

To Whom It May Concern:

        I hereby submit my resignation as a director of NBOG Bancorporation, Inc. and The National Bank of Gainesville, effective as of the Effective Time as that term is defined in the Stock Purchase Agreement by and between NBOG Bancorporation, Inc., The National Bank of Gainesville, and William R. Blanton, dated January 23, 2007.

/s/ Ann M. Palmour
Signature

Ann M. Palmour